FILED PURSUANT TO RULE 424(b)(5)

FILE NO. 333-74432

PROSPECTUS SUPPLEMENT NO. 2

(TO PROSPECTUS SUPPLEMENT DATED MAY 5, 2003

AND PROSPECTUS DATED MAY 13, 2002)

IMPAC MORTGAGE HOLDINGS, INC.

4,862,965 SHARES

COMMON STOCK

Our common stock, par value $.01 per share, is now listed on the New York Stock Exchange under the symbol “IMH”. All references in the prospectus supplement to “American Stock Exchange” shall refer to New York Stock Exchange.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus Supplement No. 2 dated June 11, 2003